Exhibit 4.3

SOFTBRANDS, INC.

INCENTIVE STOCK OPTION AGREEMENT

This Incentive Stock Option Agreement (the “Agreement”) is made this          day of                             ,            (the “Grant Date”), by and between SoftBrands, Inc., a Delaware corporation (the “Company”) and                              (“Employee”).

WITNESSETH, THAT:

WHEREAS, the Company has adopted the SoftBrands, Inc. 2001 Stock Incentive Plan (the “Plan”) which permits issuance of stock options for the purchase of shares of common stock of the Company, and the Company has taken all necessary actions to grant the following option pursuant and subject to the terms of the Plan.

NOW THEREFORE, in accordance with the terms and conditions of the Plan and the mutual covenants herein contained, the parties hereto agree as follows:

1.                                       Grant of Option.  The Company hereby grants Employee the right and option (the “Option”) to purchase all or any part of an aggregate of «amount» shares of the Company’s common stock, par value $0.01 per share, at the Option price of $              per share on the terms and conditions set forth in this Agreement and in the Plan.  It is understood and agreed that the Option price is greater than or equal to the per share fair market value of such shares on the date of this Agreement.  The Option is intended to be an Incentive Stock Option governed by the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  The terms of the Plan and the Option shall be interpreted and administered so as to satisfy the requirements of the Code.  The Option is issued pursuant to the Plan and is subject to its terms.  A copy of the Plan will be furnished upon request of Employee.

The Option shall terminate at the close of business on the tenth (10th) anniversary of the Grant Date or such shorter period as is prescribed herein.  Employee shall not have any of the rights of a stockholder with respect to the shares subject to the Option until such shares shall be issued to Employee upon the proper exercise of the Option.

2.                                       Vesting and Exercisability of Option Rights.

(a)                                  The Option shall not be exercisable on the date of grant.  The Option shall become fully vested and exercisable in its entirety on the seventh (7th) anniversary of the Grant Date.

(b)                                 Notwithstanding the foregoing, in the event that (i) the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, or (ii) consummates a “change of control” (as defined below), the exercisability of the Option shall be accelerated and the Option shall become exercisable, but only to the extent vested in accordance with the schedule contained in Section 2(c), on the date (the “Exercisability Date”) that is (A) in the case of clause (i) above, the date the Company becomes subject to such reporting obligations, or (B) in the case of a change of control, 15 days prior to the date of such change of control.  After the Exercisability Date, the Option shall become exercisable to the extent vested in accordance with Section 2(c).

A “change of control” shall mean any of the following:  (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization are owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization, (ii) a public announcement that any person has acquired beneficial ownership of 51% or more of the then outstanding shares of common stock of the Company and, for this purpose, the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities Exchange Act of 1934, as amended, or related rules promulgated by the Securities and Exchange Commission, (iii) the commencement of or public announcement of an intention to make a tender or exchange offer for 51% or more of the then outstanding shares of the common stock of the Company, (iv) a sale of all or substantially all of the assets of the Company, (vi) the Board of Directors of the Company, in its sole and absolute discretion, determines that there has been a sufficient change in the stock ownership of the Company to constitute a change in control of the Company.

(c)                                  The Option shall be vested for purposes of acceleration of exercisability in accordance with section 2(b) in accordance with the following schedule:

On or after each of the following dates	Additional percentage of Option which is exercisable
1st Anniversary of the Grant Date	25% of the Option
2nd Anniversary of the Grant Date	25% of the Option
3rd Anniversary of the Grant Date	25% of the Option
4th Anniversary of the Grant Date	25% of the Option

(d)                                 Employee understands that to the extent that the aggregate fair market value (determined at the time the option was granted) of the shares of the common stock of the Company with respect to which all options that are incentive stock options within the meaning of Section 422 of the Code are exercisable for the first time by Employee during any calendar year exceed $100,000, in accordance with Section 422(d) of the Code, such options shall be treated as options that do not qualify as incentive stock options.

(e)                                  During the lifetime of Employee, the Option shall be exercisable only by Employee and shall not be assignable or transferable by Employee, other than by will or the laws of descent and distribution.

3.                                       Exercise of Option after Death or Termination of Employment.  If Employee ceases to be employed by the Company or its subsidiaries, the Option may be exercised only on the following terms:

(a)                                  If Employee’s employment shall be terminated for any reason, voluntary or involuntary, other than for “Cause” (as defined below) or Employee’s death or disability (as set forth in Section 3(c)), the Option may be exercised by Employee within ninety (90) days of the date of termination of employment to the extent of the full number of shares exercisable on the date of termination of such employment.

(b)                                 If Employee’s employment is terminated for Cause, the Option shall be terminated as of the date of the act giving rise to such termination.  As used herein, “Cause” shall mean (i) Employee’s breach of any contractual obligation to the Company under the terms of the Plan, a stock option agreement, or any other agreement between Employee and the Company, or of any fiduciary duty to the Company, (ii) Employee’s conviction of any crime involving moral turpitude or any felony, (iii) Employee’s failure to carry out any reasonable directive of the Company, (iv) Employee’s embezzlement of funds of the Company, (v) any conduct by Employee which is detrimental to the Company, (vi) any failure by Employee to comply with the policies or performance standards of the Company, or (vii) a demonstrated lack of commitment of Employee to the Company.

(c)                                  If Employee shall die while the Option is still exercisable according to its terms, or if employment is terminated because Employee has become disabled (within the meaning of Code Section 22(e)(3)) while in the employ of the Company and Employee shall not have fully exercised the Option, the Option may be exercised within twelve (12) months from the date of death or date of termination for such disability by Employee, personal representatives or administrators, or guardians of Employee, as applicable, or by any person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, to the extent of the full number of shares exercisable on the date of death, termination of employment, if earlier, or date of termination for such disability.

(d)                                 Notwithstanding the above, in no case may the Option be exercised to any extent by anyone after the termination date of the Option.

4.                                       Method of Exercise of Option.  Subject to the foregoing, the Option may be exercised in whole or in part from time to time by serving written notice of exercise on the Company at its principal office within the Option period.  The notice shall state the number of shares as to which the Option is being exercised and shall be accompanied by payment of the purchase price.  Payment of the purchase price shall be made in cash (including bank check, personal check or money order payable to the Company), or, with the approval of the Company (which may be given in its sole discretion), by delivering to the Company for cancellation shares of the Company’s common stock already owned by Employee having a fair market value equal to the full purchase price of the shares being acquired or a combination of cash and such shares; provided, however, that Employee shall not be entitled to tender shares of the Common Stock pursuant to successive, substantially simultaneous exercises of this Option or any other stock option of the Company.  For these purposes, the fair market value of the Company’s common stock as of any date shall be as reasonably determined by the Company.

5.                                       Miscellaneous.

(a)                                  Neither the Plan nor this Agreement shall (i) be deemed to give any individual a right to remain an employee of the Company, (ii) restrict the right of the Company to discharge any employee, with or without cause, or (iii) be deemed to be a written contract of employment.  Employee shall have none of the rights of a stockholder with respect to shares subject to the Option until such shares shall have been issued to Employee upon exercise of the Option.

(b)                                 The exercise of all or any parts of the Option shall only be effective at such time that the sale of shares of common stock pursuant to such exercise will not violate any state or federal securities or other laws.

(c)                                  The Option may not be transferred, except by will or the laws of descent and distribution to the extent provided in Section 3(c), and during Employee’s lifetime, the Option is exercisable only by Employee.

(d)                                 Notwithstanding any other provision of this Option Agreement, if there shall be any change in the common stock subject to the Option through merger, consolidation, reorganization, recapitalization, dividend or other distribution, stock split or other similar corporate transaction or event of the Company, or the Company shall enter into a written agreement to undergo such a transaction or event, the Company, in its absolute discretion, may either:  (i) make appropriate adjustment in the number of shares and the price per share of the shares subject to the Option in order to prevent dilution or enlargement of the Option rights granted hereunder (provided that the number of shares subject to the Option shall always be a whole number) or (ii) cancel any or all of this Option and pay to Employee in cash the value of such cancelled Option or portion thereof based on the price per share received, or to be received, by a shareholder of the Company in such transaction event.

(e)                                  The Company shall at all times during the term of the Option reserve and keep available such number of shares of the Company’s common stock as will be sufficient to satisfy the requirements of this agreement.

(f)                                    If Employee shall dispose of any of the shares of common stock acquired upon exercise of the Option within two (2) years from the date the Option was granted or within one (1) year after the date of exercise of the Option, then, in order to provide the Company with the opportunity to claim the benefit of any income tax deduction, Employee shall promptly notify the Company of the dates of acquisition and disposition of such shares, the number of shares so disposed of, and the consideration, if any, received for such shares.  In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to assure (i) notice to the Company of any disposition of the shares of the Company within the time periods described above, and (ii) that, if necessary, all applicable federal or state payroll, withholding, income or other taxes are withheld or collected from Employee.

(g)                                 The Company, in its sole and absolute discretion, may allow Employee to satisfy Employee’s federal and state income tax withholding obligations upon exercise of the Option by (i) having the Company withhold a portion of the shares of common stock otherwise to be delivered upon exercise of the Option having a fair market value equal to the amount of federal and state income tax required to be withheld upon such exercise, in accordance with such rules as the Company may from time to time establish, or (ii) delivering to the Company shares of its common stock other than the shares issuable upon exercise of the Option with a fair market value equal to such taxes, in accordance with such rules.

(h)                                 Employee shall not disclose either the contents or any of the terms and conditions of the Option to any other person and agrees that such disclosure may result in both immediate termination of the Option without the right to exercise any part thereof and termination of employment with the Company.

IN WITNESS WHEREOF, the Company and Employee have executed this agreement on the date set forth in the first paragraph.

SOFTBRANDS, INC.

By:
David G. Latzke
Senior Vice President and Chief Financial Officer

EMPLOYEE:

[Name]